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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in this Registration Statement on Form N-1A of our report dated November 8, 1999, relating to the financial statement and financial highlights of Morgan Stanley Dean Witter Fund of Funds referred to in such report, which appears in such Registration Statement.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
New York, New York
November 22, 2000